[Execution Version]

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of November 26, 2014, among Northstar Healthcare Inc., a British Columbia registered corporation (the “Company”), and the investors listed on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

A. Company and the Investors are parties to that certain Membership Interest Purchase Agreement of even date herewith (the “MIPA”); and B. In order to induce the Investors to enter into the MIPA, the Investors and Company hereby agree that this Agreement shall govern the rights of the Investors to cause Company to register shares of Common Stock issuable to the Investors.

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1. “Common Stock” means shares of Company’s registered common shares, no par value.

1.2. “Company Sale” means the occurrence of any of the following: (i) a sale of all or substantially all of the assets of Company to any Person that is not an Affiliate of Company; (ii) any sale in a single transaction or in a series of related transactions of the voting securities of Company representing 50% or more of Company’s total issued and outstanding voting securities (determined on a fully diluted basis) to any Person that is not an Affiliate of Company; or (iii) any merger, consolidation or reorganization of Company with or into one or more Persons that are not Affiliates of Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by the holders of Company’s voting securities immediately prior to such merger, consolidation or reorganization.

1.3. “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5. “Excluded Registration” means (i) a registration relating to the sale of securities to employees of Company or a subsidiary of Company pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.6. "First Side Letter" means that certain First Side Letter executed at Closing by Harry J. Fleming and Donald L. Kramer.

1.7. “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8. “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by Company with the SEC.

1.9. “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.10. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, or a life partner of a natural person referred to herein.

1.11. “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.12. “Lock-Up Period” means the period beginning on the Closing Date and ending on the date all Purchase Price Stock cease to be subject to the restrictions set forth in Section 3.1.

1.13. "NHC Note" means that certain Promissory Note, dated as of the Closing Date, issued by Company to the Seller Representative for the benefit of the Investors.

1.14. “Purchase Price Stock” means, with respect to each Investor, all shares of Common Stock acquired by such Investor pursuant to the MIPA, including Contingent Shares but excluding shares of Common Stock issued pursuant to the NHC Note.

1.15. “Registrable Securities” means (i) any Common Stock and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement.

1.16. “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.17. “Restricted Securities” means the securities of Company required to bear the legend set forth in Section 2.12(b).

1.18. “ROFR Price” means, as of the close of trading on a given date of determination, the price for sales of Common Stock on the applicable national securities exchange or national inter-dealer quotation system on which such securities are listed, in any case, as reported in such source as Company’s Board of Directors shall select; provided, that if there is no regular public trading market for shares of Common Stock, the ROFR Price shall be determined by Company’s Board of Directors in good faith.

1.19. “SEC” means the Securities and Exchange Commission.

1.20. “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.21. “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.22. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.23. “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by Company as provided in Section 2.6 1.24. "Tag along Sale" is defined in the First Side Letter 1.25. "Tag-along Seller" is defined in the First Side Letter 1.26. "Tag Along Shares" is defined in the First Side Letter Capitalized terms used but not defined in this Agreement have the meanings given such terms in the MIPA.

2. Registration Rights. Company covenants and agrees as follows:

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time after 180 days after the date of this Agreement Company receives a request from Holders of at least 70% of the Registrable Securities then outstanding that Company file a registration statement on Form S-1 or any such other form available for registration of the Registrable Securities with respect to at least 10% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then Company shall (i) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 75 days after the date such request is given by the Initiating Holders (the “Form S-1 Filing Deadline”), file a registration statement on Form S-1 or any such other form available for registration of the Registrable Securities under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d) and Section 2.3. Company shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly thereafter as practicable, but in any event not later than 120 days after the Form S-1 Filing Deadline if Company receives comments from the SEC (the “SEC Comments”) or 30 days after the Form S-1 Filing Deadline if Company does not receive SEC Comments (the “Form S-1 Effective Deadline”).

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, Company receives a request from any Holder or Holders of the Registrable Securities then outstanding that Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holder or Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million, then Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holders (the “Form S-3 Filing Deadline”), file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c), Section 2.1(d) and Section 2.3. Company shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly thereafter as practicable, but in any event not later than 90 days after the Form S-3 Filing Deadline if Company receives SEC Comments or 30 days after the Form S-3 Filing Deadline if Company does not receive SEC Comments (the “Form S-3 Effective Deadline”).

(c) Notwithstanding the foregoing obligations, if Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by Company’s chief executive officer stating that in the good faith judgment of Company’s Board of Directors it would be materially detrimental to Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving Company; (ii) require premature disclosure of material information that Company has a bona fide business purpose for preserving as confidential; or (iii) render Company unable to comply with requirements under the Securities Act or Exchange Act, then Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that Company may not invoke this right more than once in any 12-month period; and provided further that Company shall not register any securities for its own account or that of any other stockholder during such 90 day period other than an Excluded Registration.

(d) Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is 60 days before Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided, that Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after Company has effected four registrations pursuant to Section 2.1(a); or (iii) if the Registrable Securities may be registered on Form S-3. Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is 30 days before Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if Company has effected four registrations pursuant to Section 2.1(b) within the 12 month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2. Company Registration. If Company proposes to register (including, for this purpose, a registration effected by Company for any stockholder other than the Holders) any Common Stock under the Securities Act in connection with the public offering of such Common Stock solely for cash (other than in an Excluded Registration), Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by Company, Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by Company in accordance with Section 2.6.

2.3. Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Company as a part of their request made pursuant to Section 2.1, and Company shall include such information in the Demand Notice. The underwriters will be selected by the Initiating Holders, subject to Company’s approval (which may not be unreasonably withheld). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of Company’s capital stock pursuant to Section 2.2, Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration statement will not be counted as “effected” if, as a result of the underwriter’s cutback provisions in Section 2.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Obligations of Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120 day period shall be extended for up to 180 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 2.4(a);

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that Company shall not be obligated to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, or (ii) take any action that would subject it to general service of process or to taxation in any jurisdiction to which it is not then subject;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a United States national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriters participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of Company, and cause Company’s officers, directors, managers, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that Company amend or supplement such registration statement or prospectus.

2.5. Furnish Information. It shall be a condition precedent to the obligations of Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Company; and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $50,000 per registration (“Selling Holder Counsel”), shall be borne and paid by Company; provided, however, that Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7. Obligations of Holders. Each selling Holder pursuant to a registration effected pursuant to this Agreement shall:

(a) use its commercially reasonable efforts to provide all such information and material concerning such Holder as may reasonably be requested by Company in order to enable Company to comply with applicable requirements of the SEC;

(b) not deliver any form of prospectus in connection with the sale of any Registrable Securities as to which Company has advised the selling Holders in writing that it is preparing an amendment or supplement; and

(c) not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, managers, and stockholders and Affiliates of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Company, which consent shall not be unreasonably withheld, nor shall Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls Company within the meaning of the Securities Act, legal counsel and accountants for Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of such selling Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(c) exceed the proceeds from the offering received by such selling Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such selling Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof; provided, that such failure to give notice of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action and shall not relieve such indemnifying party of any liability it may have to the indemnified party otherwise than under this Section 2.8. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(c), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Company to the public without registration or pursuant to a registration on Form S-1 or Form S-3, Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after Company has become subject to the reporting requirements under the Securities Act or the Exchange Act;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Company under the Securities Act and the Exchange Act (at any time after Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act (at any time after Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after Company so qualifies to use such form).

2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of Company that (i) would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11. “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3 and ending on the date specified by Company and the managing underwriter (such period not to exceed 90 days, or such other period as may be requested by Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 (i) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (ii) shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than 5% of Company’s outstanding Common Stock. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements. Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) to enforce the foregoing restrictions.

2.12. Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate at such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale in the United States of all of such Holder’s shares without limitation during a three month period without registration.

3. Lock-Up Agreement. With respect to each Investor, such Investor agrees as follows:

3.1. Lock-Up. Notwithstanding anything to the contrary in this Agreement, subject to Section 3.1(a), Investor shall not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a “Disposition”) any Purchase Price Stock, other than: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions contained in this Section 3; (ii) with respect to sales or purchases of additional shares of Common Stock acquired on the open market after the Closing Date; (iii) with respect to sales or purchases of Common Stock between Investor and any other Person that is subject to a lock-up agreement containing terms and conditions essentially identical to those set forth in this Section 3; or (iv) with the prior written consent of Company, which may be granted or withheld in Company’s sole discretion.

(a) Notwithstanding Section 3.1, (i) if Investor is a corporation, limited liability company, partnership or trust, Investor may transfer any shares of Purchase Price Stock to any Affiliate of Investor and (ii) if Investor is an individual, Investor may transfer any shares of Purchase Price Stock by gift, will or intestacy to Investor’s Immediate Family Members or to a trust or partnership, the beneficiaries or partners of which are exclusively Investor or Investor’s Immediate Family Members; provided, however, that in such case it shall be a condition to such transfer that the transferee execute an agreement stating that the transferee is receiving and holding such shares of Purchase Price Stock subject to the provisions of this Section 3, and provided further that such transfer not involve a disposition for value.

(b) The restrictions set forth in Section 3.1 do not, however, preclude Investor’s exercise of warrants or options to purchase additional shares of Common Stock during the Lock-Up Period or the Disposition of any shares of Common stock which are not Purchase Price Stock.

(c) Investor agrees and consents to Company’s entry of stop transfer instructions with Company’s transfer agent and registrar against the transfer of Purchase Price Stock except in compliance with the restrictions.

(d) Investor agrees that the certificate or certificates evidencing Investor’s shares of Purchase Price Stock shall, for the duration of the Lock-Up Period, have the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT AS SET FORTH IN THAT CERTAIN LOCKUP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

Notwithstanding the foregoing, the legend set forth above shall, at the request of the holder, be removed from the certificate or certificates evidencing the shares of Purchase Price Stock upon the expiration of the Lock-Up Period.

3.2. Time-Based Termination of Lock-Up. The restrictions set forth in Section 3.1 shall be effective as of the Closing Date and shall terminate automatically and without further action by any Person in accordance with the following:

(a) On January 1, 2016, the restrictions set forth in Section 3.1 shall cease to apply to 25% of Investor’s shares of Purchase Price Stock;

(b) On April 1, 2016, the restrictions set forth in Section 3.1 shall cease to apply to and additional 25% of Investor’s shares of Purchase Price Stock;

(c) On July 1, 2016, the restrictions set forth in Section 3.1 shall cease to apply to an additional 25% of Investor’s shares of Purchase Price Stock; and

(d) On October 1, 2016, the restrictions set forth in Section 3.1 shall cease to apply to the remaining 25% of Investor’s shares of Purchase Price Stock.

3.3. Company Right of First Refusal. If, at any time during the Lock-Up Period, an Investor proposes to sell, shares of Purchase Price Stock that, pursuant to Section 3.2, are no longer subject to the restrictions on Disposition set forth in Section 3.1 (“Unlocked Shares”), such Investor shall so inform Company by written notice (the “ROFR Notice”) setting forth the number of Unlocked Shares that are subject to such proposed sale (the “ROFR Shares”). By delivering the ROFR Notice, the Investor shall be deemed to have granted Company (or Company’s designee) an option for a period of ten Business Days to purchase all but not less than all of the ROFR Shares at a price per share equal to the ROFR Price applicable to the day immediately prior to the day the Investors’ delivers the ROFR Notice to Company. If Company fails to purchase the ROFR Shares within such ten-Business Day period, the Investor may, for a period of 90 days, sell the ROFR Shares in such amounts and in such a manner as the Investor deems fit, subject to applicable federal and state securities Laws. Any ROFR Shares not sold within such 90-day period shall again become subject to Company’s rights pursuant to this Section 3.3.

3.4. Termination of Lock-Up and Right of First Refusal Upon the Occurrence of Certain Events. Notwithstanding any other provision of this Section 3, both the restrictions set forth in Section 3.1 and Company’s purchase rights pursuant to Section 3.3 shall terminate and the Lock-Up Period shall end automatically and without further action by any Person, upon the earlier of:

(a) A Company Sale;

(b) The termination of Christopher Lloyd’s employment with Company for any reason other than “Cause” (as such term is defined in that certain Employment Agreement, dated as of the Closing Date, by and among Company and Christopher Lloyd);

(c) A secondary public offering of Company’s equity securities; or

(d) A private placement (or any series of private placements, whether or not related) of Company’s equity securities, the aggregate purchase price of which exceeds five million United States dollars ($5,000,000.00); provided however, that the any amounts raised in a private placement or series of private placements that are used by the Company to pay any principal, interest or penalties on the NHC Note, shall not count towards the aggregate purchase price calculation of this Section 3.4(d);

(e) A Tag-along Sale, provided that Company receives a copy of a Seller's Tag-along Notice not later than ten (10) days prior to the consummation of any Tag-along Sale, in which event the lock-up period shall automatically terminate for that number of Tag Along Shares which the Tag-along Seller is entitled to sell in the Tag-along Sale, as determined by the First Side Letter. The Lock-Up Period will first terminate on shares subject to release on the closest calendar day to the Tag-along Sale and then subsequently on the next closest dates until the final date for release is reached.

The Company hereby agrees to use best efforts to cause all necessary parties to remove any restrictive legends on the shares subject to release from the Lock-Up Period pursuant to this Section 3.4.

4. Miscellaneous.

4.1. Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 10% of the Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder, member or other owner of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 2.8 or as otherwise expressly provided herein.

4.2. Governing Law. This Agreement shall be governed by, and enforced under and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and given in accordance with Section 13.2 of the MIPA.

4.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Company and the Investors holding at least a majority of the Registrable Securities then outstanding; provided that Company may in its sole discretion waive compliance with Section 3.1 (and Company’s failure to object in writing within 30 days after written notification of a proposed assignment allegedly in violation of Section 3.1 shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated, and the observance of any term hereof may not be waived, with respect to any Investor without the written consent of such Investor unless such amendment, termination, or waiver applies to all Investors in the same fashion. Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.8. Aggregation of Securities. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.9. Entire Agreement; Certain Terms. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. In this Agreement, (i) “$” refers to United States dollars, (ii) “including” means “including, without limitation,” and (iii) “hereof,” “herein,” and similar terms refer to this Agreement as a whole, and not to any particular provision of this Agreement.

4.10. Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, shall be resolved in accordance with Section 13.12 of the MIPA.

4.11. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	By:
Name:
Northstar Healthcare Inc.	Title:

By:	The Steven Ganss Irrevocable Asset Trust
Name:
Title:	By:
Name:
INVESTORS:	Title:

The Amy Ganss Irrevocable Asset Trust
Chris H. Lloyd
By:
Name:
Sam Bailey	Title:

Vance Wells	Alex Noffsinger

The Wells Children’s Irrevocable Trust
Nick Lloyd
By:
Name:
Title:	Tyler Holland

The Vance Wells Irrevocable Asset Trust
Lewis Lefko
By:
Name:
Title:	Brett Lamb
The Kim Wells Irrevocable Asset Trust

By:	David Grinbergs
Name:
Title:
Doug Johnson

Steve Ganss
Chance McElhaney
The Ganss Irrevocable Trust

[Signature Page to Registration Rights Agreement]

Cottonwood Family Trust

By:
Name:
Title:

Melanie Gross

Christopher Smith

John Lookabaugh

Jonathan Herland

Greg Campbell

Brad Nelson

Keith Crider

Christopher Quinn

Erin Bouck

[Signature Page to Registration Rights Agreement]